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                                                                  EXHIBIT 10(aa)


                               RAYCHEM CORPORATION
                    KEY EMPLOYEE RETENTION AND SEVERANCE PLAN

                            ADOPTED FEBRUARY 5, 1999


This Key Employee Retention and Severance Plan (this "Plan") was adopted by the Compensation Committee of the Board of Directors of Raychem Corporation (the "Company") at a meeting held in Menlo Park, California on February 5, 1999, and approved and ratified by the full Board of Directors on February 5, 1999.

BACKGROUND OF THE PLAN

A. The Company draws upon the knowledge, experience and objective advice of its executives, managers and employees in order to manage its business for the benefit of the Company's stockholders.

B. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances, change of control is increasingly an issue in competitive recruitment and retention efforts.

C. The Company recognizes that if there occurred a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company's ability to attract, retain and motivate its executives and key employees.

D. The Company initiated a project in mid-summer, 1998, to evaluate existing Company plans and policies, industry practices and possible standard approaches to the retention and severance of executives, officers and key employees in the event of a change of control of the Company.


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E.      On December 11, 1998, the Compensation Committee reviewed a market analysis and preliminary recommendations with respect to the adoption of an executive retention plan, prepared by a team including the Vice President Human Resources, counsel to the Company, and a compensation consultant.

F. On February 5, 1999, the Compensation Committee of the Company's Board of Directors reviewed, approved and adopted the general terms of the Retention Plan, and directed the Company's counsel to prepare definitive documentation of the Plan.

G. On February 5, 1999, the Retention Plan was approved and ratified by the Company's Board of Directors.

1.      GENERAL

1.1 Defined terms. Capitalized terms used in this Plan shall have the meanings set forth in section 4, unless the context clearly requires a different meaning.

1.2 Purpose. The purpose of this Plan is to aid the Company in attracting, retaining and motivating its Executives, Officers and Employees by providing specified compensation and benefits to selected Executives, Officers and Employees of the Company in the event of a Covered Termination.

1.3 No employment agreement. This Plan does not obligate the Company to continue to employ a Plan Participant for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and a Participant, the Company may assign a Participant to other duties, and either the Company or Participant may terminate Participant's employment at any time for any reason.

2.      TERMINATION UPON CHANGE OF CONTROL

2.1 Basic severance compensation. In the event of a Participant's Covered Termination, the Participant shall be entitled to the basic severance compensation described below.

2.1.1 Salary. All base salary and accrued vacation earned through the date of Participant's termination of employment shall be paid to Participant.

2.1.2 Expense reimbursement. Within thirty (30) days of submission of proper expense reports, the Company shall reimburse a Participant for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to Participant's termination of employment.

2.1.3 Employee benefits. Participant shall not receive any benefits under the Company's other benefit plans and policies other than those to which Participant may be entitled pursuant to the terms of such plans and policies.


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2.2     Cash severance benefits. In the event of an Executive's or Officer's
Covered Termination, such Executive or Officer shall be entitled to the additional severance benefits described below.

2.2.1 Prorated bonus payment. Such Executive or Officer shall receive his or her target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination.

2.2.2   Cash severance payment. A lump sum cash severance payment shall be made:

(a) to each such Officer in the amount of 200% of annual Target Annual Earnings; and

(b)     to each such Executive in the amount of 250% of Target Annual Earnings,

All cash severance payments made under this Section 2.2 shall be reduced by applicable federal and state withholding taxes, and paid upon the later of (i) the date of the Change of Control or (ii) thirty (30) days following such Executive's or Officer's Covered Termination. A Participant shall not be entitled to contribute any funds paid to such Participant pursuant to this Plan to the Raychem Corporation Executive Deferred Compensation Plan.

2.3     Acceleration of Incentive Plan Awards.

2.3.1 Acceleration at Change of Control. All outstanding stock options granted and restricted stock or performance shares issued by the Company to a Participant prior to the Change of Control shall have their vesting accelerated as to one year of additional vesting as of the date of such Change of Control.

2.3.2   Acceleration at Covered Termination.

(a) All outstanding stock options granted and restricted stock or performance shares issued by the Company prior to the Change of Control to an Employee who suffers a Termination Upon a Change of Control shall have their vesting fully accelerated so as to be 100% vested on the later of (i) the date of the Change of Control or (ii) the date of such Termination Upon Change of Control.

(b) All outstanding stock options granted and restricted stock or performance shares issued by the Company prior to the Change of Control to an Executive or Officer who suffers a Termination Upon a Change of Control or a Constructive Termination Upon a Change of Control shall have their vesting fully accelerated so as to be 100% vested on the later of (i) the date of the Change of Control or (ii) the date of such Termination Upon Change of Control or Constructive Termination Upon Change of Control.

2.3.3   Acceleration upon non-assumption in a Change


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of Control. If there is a Change of Control transaction in which outstanding stock options granted and restricted stock or performance shares issued by the Company to any Participant prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options, restricted stock or performance shares, then (1) all such options and restricted stock or performance shares shall have their vesting fully accelerated so as to be 100% vested prior to the effective date of the Change of Control, and (2) the Company shall provide reasonable prior written notice to the Participant of (a) the date such unexercised options will terminate, and (b) the period during which Participant may exercise the fully vested options. Alternatively, the Company may elect to deliver to Participant on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of Participant's unexercised options, restricted stock or performance shares, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

2.4     Extended medical and dental benefits.

2.4.1 Benefit continuation. Each U.S. Executive and Officer shall receive continued provision of the Company's standard employee medical and dental benefit coverages at standard staff rates, as elected by the Executive or Officer and in effect immediately prior to the Change of Control, for up to two
(2) years in the case of Officers who are not Executives and for up to two and one-half (2 1/2) years in the case of Executives. Continued health coverage for non-U.S. Executives and Officers shall be negotiated in accordance with applicable law and policy to provide similar coverage.

2.4.2 Continued medical coverage for U.S. residents. If the Executive or Officer resides in the United States, such Executive or Officer shall be entitled to continued medical and dental insurance coverage in accordance with the applicable provisions of U.S. federal law (Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA")). The date of the COBRA "qualifying event" for the Executive or Officer and his or her dependents shall be the date of such Executive's or Officer's Covered Termination.

2.4.3 Termination of coverage. Notwithstanding the preceding provisions of this Section 2.4, in the event an Executive or Officer dies or becomes covered under another employer's group health plan during the continuation period (in which case such Executive or Officer promptly shall inform the Company), the Company shall cease provision of continued group health insurance for such Executive or Officer and any dependents.

3.      FEDERAL EXCISE TAX UNDER IRC SECTION 28OG

3.1 Adjustment of excess payments payable to a Participant. If (1) any amounts payable to a Participant under this Plan are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, and
(2) the Participant thereby would be subject to any United States federal excise tax due to that characterization, then the Participant may elect, in the Participant's sole discretion, to reduce the amounts


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payable under this Plan or to have any portion of applicable options or restricted stock not vest in order to avoid any "excess parachute payment" under
Section 28OG(b)(1) of the Internal Revenue Code of 1986, as amended.

3.2 Determination by independent public accountants. Unless the Company and Participant otherwise agree in writing, any determination required under this
Section 3 shall be made in writing by independent public accountants agreed to by the Company and the Participant (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 28OG and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.

4.      DEFINITIONS

4.1 Capitalized terms defined. Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2     "Cause" means:

(a) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs the Participant's ability to perform appropriate employment duties for the Company;

(b) improper disclosure or use of the Company's confidential, business or proprietary information by the Participant;

(c) the Participant's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in its sole discretion;

(d) gross negligence or willful misconduct in the performance of the Participant's assigned duties; or

(e) repeated failure by the Participant to perform his or her job responsibilities in accordance with written instructions from such Participant's supervisor (which, in the case of the Company's Chief Executive Officer, shall be the Company's Board of Directors).

4.3     "Change of Control" means:

(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities


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Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

(b) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect);

(d) there occurs a change in the composition of the Board of Directors of the Company within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(e)     the dissolution or liquidation of the Company.

4.4 "Company" shall mean Raychem Corporation and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

4.5 "Constructive Termination Upon Change of Control" means any resignation by an Executive or Officer for Good Reason, as defined in this Plan, within twenty-four (24) months after the occurrence of any Change of Control; provided that "Constructive Termination Upon Change of Control" shall not include any termination of the employment of a Participant (i) by the Company for Cause;
(ii) by the Company as a result of the Permanent Disability of the Participant;
(iii) as a result of the death of the Participant, or (iv) as a result of the voluntary termination of employment by the Participant for reasons other than Good Reason.

4.6 "Covered Termination" shall mean, with respect to an Employee of the Company, a Termination Upon Change of Control, and with respect to an Executive or an Officer, a Termination Upon Change of Control or a Constructive Termination Upon Change of Control.

4.7     "Effective Date" means February 5, 1999.

4.8 "Employee" shall mean each regular employee of the Company or any of its directly or indirectly, wholly owned subsidiaries. Temporary employees of the Company and its subsidiaries shall not be included in the definition of Employee for purposes of


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this Plan.

4.9 "Executive" shall mean each person elected by the Board of Directors to serve as the Chief Executive Officer of the Company or his or her direct reports, and such additional individuals as may be designated thereafter by the Compensation Committee of the Board of Directors.

4.10 "Good Reason" means the occurrence of any of the following conditions following a Change of Control, without the Participant's informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from the Participant of such condition(s):

(a) a material decrease in the Participant's base salary or target bonus amount;

(b) the relocation of the Participant's work place for the Company to a location more than fifty (50) miles from the location of the work place prior to the Change of Control;

(c) in the case of an Executive or Officer, assignment to responsibilities or duties that are not a Substantive Functional Equivalent (as defined in this Plan) of the position which the Executive or Officer occupied prior to the Change of Control; or

(d) with respect to any individual Participant, any material breach by the Company of the terms of this Plan with the Participant.

4.11 "Incumbent Director" shall mean a director who either (1) is a director of the Company as of the Effective Date of this Plan, or (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination who were themselves elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of his or her election or nomination, provided that in no event shall any director be deemed to be an Incumbent Director if such director was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.12 "Officer" shall mean each Vice President of the Company, other than an Executive, appointed from time to time by the Company's Board of Directors.

4.13 "Participant" shall mean an Executive, Officer or Employee of the Company, and such additional individuals as may be designated to participate in the Plan by the Compensation Committee of the Board of Directors.

4.14    "Permanent Disability" means that:

(a) the Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Participant's duties;


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(b)     such total incapacity shall have continued for a period of six (6)
consecutive months; and

(c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Employee's life.

4.15 "Substantive Functional Equivalent" means, with respect to a Participant who is an Executive or Officer, an employment position occupied after a Change of Control that:

(a) is in a substantive area of competence (such as accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with the Participant's experience and not materially different from the position occupied by the Participant prior to the Change of Control;

(b) requires the Participant to serve in a role and perform duties that are functionally equivalent to those performed prior to the Change of Control;

(c) carries a title that does not connote a lesser rank or corporate role than the title held by the Participant prior to the Change of Control;

(d) does not otherwise constitute a material, adverse change in the Participant's responsibilities or duties, as measured against the Participant's responsibilities or duties prior to the Change of Control, causing it to be of materially lesser rank or responsibility;

(e) if prior to the Change of Control the Participant was identified as an officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, identifies the Participant as a Section 16 officer of a publicly traded Successor having net assets and annual revenues not less than eighty percent (80%) of those of the Company prior to the Change of Control; and

(f) if prior to the Change of Control the Participant was identified as an officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, requires the Participant to report directly to an executive officer, committee or board of the Successor that is no less senior than the executive officer, committee or board, as the case may be, to whom the Participant reported at the Company prior to the Change of Control.

4.16 "Successor" means the Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

4.17 "Target Annual Earnings" means the sum of annual base salary plus one hundred percent (100%) of target annual bonus or incentive pay. If different sums would result from calculations as of (a) the date thirty (30) days prior to the date that the Company


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publicly announces it is conducting negotiations leading to a Change of Control,
(b) the date on which a Change of Control occurs or (c) the date of a Participant's Covered Termination, then Target Annual Earnings shall be determined by the calculation as of the specified date that yields the highest value.

4.18 "Termination Upon Change of Control" means any actual termination of the employment of a Participant by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (1) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies); and ending on the earlier of (x) the date on which the Company announces that the definitive agreement described in clause (2) above has been terminated or that the Company's efforts to consummate the Change of Control contemplated by the previously announced negotiations or by a previously executed definitive agreement have been abandoned or (y) the date which is twenty-four (24) months after the Change of Control; provided that "Termination Upon Change of Control" shall not include any termination of the employment of a Participant (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Participant; (iii) as a result of the death of the Participant, or (iv) as a result of the voluntary termination of employment by the Participant for reasons other than Good Reason.


5.      EXCLUSIVE REMEDY

5.1 Sole remedy for Covered Terminations. The payments and benefits provided for in Sections 2 and 3 shall constitute the Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant's Covered Termination; provided that nothing in this Plan shall limit or prohibit severance payments to Employees who are not Executives or Officers under the Company's then existing policy for severance payments to such Employees.

5.2 No other benefits payable. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 2 and 3 have been provided to the Participant, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and Participant; provided that nothing in this Plan shall affect an Executive's or Officer's entitlement to receive outplacement and financial planning services ordinarily available under the Company's Executive Termination Compensation Policy.

5.3 Release of claims. The Company shall condition payment of the cash severance


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benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section 2.3 upon the delivery by Participant of a signed release of claims in a form reasonably satisfactory to the Company.

6.      PROPRIETARY AND CONFIDENTIAL INFORMATION

The Company shall condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section 2.3 upon the Participant's acknowledgment of his or her continuing obligation to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between the Participant and the Company.

7.      NON-SOLICITATION

7.1 Agreement not to solicit. The Company shall condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section
2.3 upon the Participant's agreement, for a period of one (1) year after the Participant's Covered Termination, to not, directly or indirectly, solicit the services or business of any employee, distributor, vendor, representative or customer of the Company, or in any other manner persuade any such person or entity to discontinue that person's or entity's relationship with or to the Company.

7.2 Other agreements not superseded. No provision of this Plan shall supersede or limit the terms, including more restrictive terms, of any other agreement by a Participant to refrain from competition with or from soliciting the employees or customers of the Company.

8.      ARBITRATION

8.1 Disputes subject to arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan, or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon a Participant or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

8.2 Site of arbitration. The site of the arbitration proceeding shall be Santa Clara County, California.

9.      INTERPRETATION


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This Plan shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state.

10.     OTHER BENEFIT PLANS; NONCUMULATION OF BENEFITS

10.1    No limitation of regular benefit plans. Except as provided in Section
10.2 below, this Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation the Company's stock option plans.

10.2 Noncumulation of benefits. The Participant may not cumulate cash severance payments, stock option acceleration and excise tax reimbursement benefits under both this Plan and any other agreement or plan or policy of the Company, any statutory or legal allowance or provision, or otherwise. If the Participant has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment the Participant shall receive one or more of the benefits described in Sections 2 and 3 of this Plan (i.e., the payment of cash compensation or prorated bonus, acceleration of vesting of stock options or restricted stock rights, and adjustments or payments relating to federal excise tax), then with respect to those benefits the aggregate amounts payable under this Plan shall be reduced by the amounts paid or payable under such other and separate agreements.

11.     SUCCESSORS AND ASSIGNS

11.1 Successors of the Company. The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

11.2 No assignment of rights. Except as set forth in Section 11.3, the interest of any Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 11.2 shall be void.

11.3 Heirs and representatives of Participant. A Participant's rights under this Plan shall inure to the benefit of and be enforceable by a Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

12.     NOTICES

For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when


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delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:    Raychem Corporation
                      Attention:  General Counsel
                      300 Constitution Drive
                      Menlo Park, CA  94025-1164

and if to the Participant at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

13.     VALIDITY

13.1 Invalid provisions. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

13.2 Certain Business Combinations. In the event it is determined by the Company's Board of Directors, upon consultation with the Company's management and independent auditors, that the enforcement of this Plan, including provisions of Section 2.3 of this Plan, which allows for the acceleration of vesting of stock options and restricted stock upon the effective date of a Change of Control or thereafter, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Company's Board of Directors otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Plan shall be null and void.

14.     AMENDMENT, SUSPENSION OR TERMINATION

At any time after the Effective Date of this Plan and prior to the date thirty
(30) days before the earlier of (1) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Participant's rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate.

15.     EFFECTIVE DATE

The Effective Date of this Plan is February 5, 1999.